Exhibit (d)(19)

Schedule A

Funds and Portfolios Covered by Master International Research Agreement

between

Fidelity International Investment Advisors

and

Fidelity Investments Money Management, Inc.

dated as of September 16, 2004

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Tactical Income Central Investment Portfolio	Fixed-Income	09/16/04

Agreed and Accepted

as of September 16, 2004

Fidelity International Investment Advisors		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Investments Money Management, Inc.
By:	David J. Saul		By:	/s/JS Wynant
Name:	David J. Saul		Name:	JS Wynant
Title:	Director		Title:	Treasurer